Exhibit 99

For Release: May 1, 2008

BURGER KING HOLDINGS REPORTS STRONG THIRD QUARTER FISCAL 2008 RESULTS LED BY GLOBAL
BUSINESS MOMENTUM, RAISES FISCAL YEAR GUIDANCE

MIAMI – May 1, 2008 – Burger King Holdings Inc. (NYSE: BKC):

Third quarter fiscal 2008 highlights:

•	17th consecutive quarter of worldwide positive comparable sales; 5.8 percent
•	16th consecutive quarter of United States and Canada positive comparable sales; 5.4 percent
•	Revenues up 10 percent, to $594 million
•	Earnings per share increases by 20 percent to $0.30

Burger King Holdings Inc. continued its strong financial performance and reported solid worldwide results for the third quarter of fiscal 2008.  Strong comparable sales in each reporting segment and net new restaurant growth primarily drove this quarter’s substantial improvements in revenue and earnings over the prior year period.

Worldwide comparable sales were up 5.8 percent, making this the 17th consecutive quarter of positive comparable sales growth.  In the United States and Canada, comparable sales were up 5.4 percent, the 16th consecutive quarter of positive comparable sales growth.  As a result, the company posted strong third quarter fiscal 2008 revenues of $594 million, up 10 percent from $539 million in the same quarter last year.

“This quarter we delivered on our global growth strategies, with all segments contributing to top and bottom line expansion,” said John Chidsey, chief executive officer.  “We leveraged our product pipeline and marketing initiatives around the world while creating a consistent and positive guest experience at our restaurants.”

“In the U.S., the innovative Whopper® Freakout media campaign continued to drive positive comps,” Chidsey continued.  “During the quarter, guests seeking indulgence savored the BBQ Bacon Tendercrisp® sandwich.  The company also promoted its Spicy Chick’n Crisp™ sandwich and Whopper Jr.® sandwich value menu offerings.  Furthermore, we drove family traffic throughout the quarter by promoting classic children’s characters such as Snoopy® and SpongeBob SquarePantsTM.

“In Europe, the Middle East and Africa (EMEA), we have responded to consumer demand for indulgent products.  Our premium menu offerings, such as the Three Pepper Angus Burger and the Double Angus Burger, and limited time offers such as the Chorizo Angus contributed significantly to sales resulting in 6.8 percent comps in the EMEA/APAC segment. In Asia Pacific (APAC), we have elevated operations excellence, improved food quality and standardized menu offerings. Franchisees are taking advantage of our momentum and developing existing and new markets.”

Chidsey concluded "In Latin America, our brand’s value proposition continues to resonate with consumers, resulting in strong 5.8 percent comps for the region.”

Trailing 12-month system-wide and company restaurant average restaurant sales (ARS) reached record highs of $1.27 million and $1.36 million, respectively. For the third quarter of fiscal 2008, system-wide ARS increased 10 percent to $313,000, compared to $284,000 in the same quarter last year, and company restaurant ARS increased 8 percent to $337,000, compared to $311,000 in the same quarter last year.

Worldwide company restaurant margin decreased 80 basis points to 13.2 percent from 14.0 percent in the year ago period. The decrease was primarily driven by higher commodity costs and expenses associated with the company’s previously announced reimaging program.  The company’s reimaging program, encompassing rebuilds and remodels of existing restaurants, is forecasted to increase traffic and sales by enhancing the overall guest experience. Robust comparable sales in all reporting segments minimized the impact of higher costs on company restaurant margin.

In the U.S. and Canada, company restaurant margin decreased by 250 basis points to 13.1 percent from 15.6 percent over the prior year period. The decrease was impacted by 190 basis points from increased food, paper and product costs and approximately 120 basis points from expenses associated with restaurants in the reimaging program. Higher comparable sales partially offset increased costs.

EMEA/APAC company restaurant margin increased 230 basis points to 12.0 percent from 9.7 percent over the prior year period due to the success of the region’s premium menu strategy, strategic portfolio management and operations improvements.  Latin America company restaurant margin remained unchanged from the prior year period at 23.6 percent.

For the quarter, diluted earnings per share increased 20 percent to $0.30 from $0.25 during the same period last year.

Uses of Cash

“In the third quarter, we used our cash for each of our identified strategic purposes, including our reimaging program, share repurchases and dividend payment,” said Ben Wells, chief financial officer.  “I am pleased to note that the company repurchased $26 million or approximately one million shares under our previously announced $100 million share repurchase program, leaving $68 million worth of shares available for repurchase.  We also declared and paid a cash dividend of $0.0625 per share.”

Wells concluded: “I am also pleased to report that we acquired 56 restaurants in April from one of our largest U.S. franchisees, Heartland.  This transaction enables us to develop and grow our company restaurant portfolio in the Carolinas by leveraging our established brand presence and existing infrastructure.”

Future Growth

The brand continued its global expansion in the third quarter including the opening of the first restaurant in Colombia and three franchised airport locations in China. “Our high visibility restaurant in the Beijing airport will expose millions of passengers to our brand this summer in connection with the 2008 Olympics,” Chidsey said. “Gateway airport locations throughout the Asia Pacific region are projecting our brand presence worldwide.

“We increased our net restaurant count in the third quarter with the opening of 60 new restaurants, increasing our worldwide restaurant count by 254 during the last twelve months,” Chidsey said.  “We are confident in our ability to meet our development objectives for the year. As of April, we now have more restaurants open than at any time in the history of the brand. In addition, we plan to use proactive portfolio management, including the closure of under-performing restaurants and strategic refranchisings and acquisitions, to help achieve our forecasted financial and development objectives.”

In the fourth quarter, the company launched innovative new products that drive the brand’s barbell menu strategy.  The Steakhouse Burger platform, featuring steakhouse quality ingredients, offers guests the indulgence of a premium steak dinner.  The company’s new addition to its BK™ Breakfast Value Menu, the Cheesy Bacon BK Wrapper™, is aimed at driving traffic and sales during the breakfast daypart.

“We are excited to present our guests with a summer of adventure.” Chidsey commented.  “We will unveil our Indy Whopper® sandwich and Indiana Jones gaming promotion in May alongside the highly-anticipated movie premiere of Indiana JonesTM 'The Kingdom of the Crystal Skull.'  We also continue to innovate around the snacking category, with our Oreo® BK™ Sundae Shake and Mocha BK Joe® Iced Coffee.”

“In spite of challenging macro-economic conditions, we continue to grow the brand globally,” Chidsey remarked.  “More than ever, consumers around the world are seeking convenience and value, and they are taking advantage of our elevated quality and affordability. We remain committed to delivering top of industry financial performance, and are raising our full fiscal year 2008 guidance on revenue and earnings per share year over year growth to 10% and 20% plus, respectively. Earnings per share are expected to be in the range of $1.33 - $1.35 for the fiscal year.”

About Burger King Holdings Inc.

The Burger King® system operates more than 11,400 restaurants in all 50 states and 70 countries and U.S. territories worldwide. Approximately 90 percent of Burger King® restaurants are owned and operated by independent franchisees, many of which are family-owned operations that have been in business for decades. To learn more about Burger King Holdings, Inc., please visit the company's web site at www.bk.com.

Related Communication

Burger King Holdings Inc. (NYSE:BKC) will hold its third quarter earnings call for fiscal year 2008 on Thursday, May 1, at 10 a.m. (Eastern time) following the release of its third quarter results before the stock market opens on the same day.  During the call, Chief Executive Officer John Chidsey, Chief Financial Officer Ben Wells and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's third quarter results.

U.S. participants may also access the earnings call by dialing (888) 713-4214; participants outside the United States may access the call by dialing (617) 213-4866. The participant passcode is 31652373. The call will be available for replay under the company's Web site at www.bk.com through the Investor Relations link for a period of 90 days.

Participants may also pre-register for the conference call at
https://www.theconferencingservice.com/prereg/key.process?key=PGCMGLVNL  (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists).

CONTACT: Burger King Holdings, Inc., Miami
BKC Media Relations
Keva Silversmith, 305-378-7277
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties.  These forward looking statements include statements regarding the Company's expectations regarding worldwide restaurant growth and its ability to meet its fiscal 2008 development objectives; the Company’s ability to use proactive portfolio management, including the closure of under-performing restaurants and strategic refranchisings and acquisitions, to help achieve our forecasted financial and development objectives; the Company's expectations regarding the success of its fourth quarter fiscal 2008 promotional calendar; the Company's expectations regarding the ability of its reimaging initiative to increase traffic and sales by enhancing overall guest experience, and the likelihood that robust sales will continue to mitigate the impact on operating margins of commodity pressures and accelerated depreciation expense of restaurants in the reimaging program; the Company’s beliefs regarding its ability to drive traffic and sales through its barbell strategy of innovative premium products and value menu items; the Company's beliefs regarding its ability to continue to grow the Burger King® brand globally despite challenging macroeconomic conditions; the Company’s expectations regarding the impact of the Company’s restaurant in the Beijing airport and the impact of our brand presence worldwide; the Company’s beliefs regarding its ability to execute on and maximize its strategic growth opportunities; the Company’s beliefs and expectations regarding the fourth quarter of fiscal 2008; the Company’s ability to continue to deliver top of industry financial performance, including its increased revenue and earnings per share guidance for fiscal 2008, and other expectations regarding the Company's future financial and operational results.  These forward-looking statements are only predictions based on our current expectations and projections about future events.  Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our ability to successfully implement our international growth strategy;

•	Risks related to our international operations;

•
Economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as increases in unemployment rates, declines in median income growth, consumer confidence and changes in consumer preferences;

•	Our continued relationship with, and the success of, our franchisees;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•
Our ability to manage increases in our operating costs, including costs of food and paper products, rent expense, energy costs and labor costs, which can adversely affect our operating margins and financial results, particularly in an environment of declining sales, if we choose not to pass, or cannot pass, these increased costs to our guests;

•	Risks related to our business in the United Kingdom, which may continue to experience operating losses, escalating costs, including rent expense, restaurant closures and franchisee financial distress;

•	Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor and interruptions in the supply of necessary products to us;

•
Our ability to execute on our reimaging program in the U.S. and Canada to increase sales and profitability, and the short term impact of our reimaging program on revenues and operating margins due to temporary restaurant closures and accelerated depreciation of the assets to be disposed of through their disposal date;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•
Risks related to franchisee financial distress which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties such as landlords;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Risks related to market conditions, including the market price and trading volume of our common stock, that would affect the volume of purchases, if any, made under our Share Repurchase Program;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•	Our ability to refinance or modify our bank debt on favorable terms given the current lending environment;

•
Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing losses in the U.K. and other factors and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes and effective tax rate;

•	Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;

•	Fluctuations in international currency exchange and interest rates;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Our ability to manage changing labor conditions and difficulties in staffing our international operations;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended March 31,	2008	2007	$	%
Revenues:
Company restaurant revenues	$436	$403	$33	8%
Franchise revenues	129	109	20	18%
Property revenues	29	27	2	7%
Total revenues	594	539	55	10%

Company restaurant expenses	378	346	32	9%
Selling, general and administrative expenses	126	115	11	10%
Property expenses	15	14	1	7%
Other operating (income) expense, net	(6)	2	(8)	NM
Total operating costs and expenses	513	477	36	8%
Income from operations	81	62	19	31%
Interest expense	17	18	(1)	(6)%
Interest income	(1)	(1)	-	0%
Interest expense, net	16	17	(1)	(6)%
Income before income taxes	65	45	20	44%
Income tax expense	24	11	13	118%
Net income	$41	$34	$7	21%

Earnings per share - basic (1)	$0.30	$0.25	$0.05	20%
Earnings per share - diluted (1)	$0.30	$0.25	$0.05	20%

Weighted average shares - basic	135.2	134.4
Weighted average shares - diluted	137.5	137.2

(1) Earnings per share is calculated using whole dollars and shares.
NM – Not meaningful
			Increase / (Decrease)
Nine Months Ended March 31,	2008	2007	$	%
Revenues:
Company restaurant revenues	$1,325	$1,225	$100	8%
Franchise revenues	394	334	60	18%
Property revenues	90	85	5	6%
Total revenues	1,809	1,644	165	10%

Company restaurant expenses	1,129	1,040	89	9%
Selling, general and administrative expenses	370	346	24	7%
Property expenses	45	45	-	0%
Other operating (income) expense, net	(7)	(6)	(1)	17%
Total operating costs and expenses	1,537	1,425	112	8%
Income from operations	272	219	53	24%

Interest expense	53	56	(3)	(5)%
Interest income	(5)	(5)	-	0%
Interest expense, net	48	51	(3)	(6)%

Loss on early extinguishment of debt	-	1	(1)	NM
Income before income taxes	224	167	57	34%
Income tax expense	85	55	30	55%
Net income	$139	$112	$27	24%

Earnings per share - basic (1)	$1.03	$0.84	$0.19	23%
Earnings per share - diluted (1)	$1.01	$0.82	$0.19	23%

Weighted average shares - basic	135.2	133.7
Weighted average shares - diluted	137.7	136.6

(1) Earnings per share is calculated using whole dollars and shares.
NM- Not meaningful

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth, and average restaurant sales.  These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company-owned and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis. References to the third quarter of fiscal 2007 and the third quarter of fiscal 2008 are to the quarters ended March 31, 2007 and 2008, respectively.

The Company also provides certain non-GAAP financial measures, including EBITDA. EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. EBITDA for the nine months ended March 31, 2007 excludes a loss of $1 million recognized on early extinguishment of debt. Management believes that EBITDA is a useful measure as it incorporates certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management.  EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

While EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast the Company’s business performance. This non-GAAP measure has certain material limitations, including:

▪
it does not include interest expense, net. As the Company has borrowed money for general corporate purposes, interest expense is a necessary element of its costs and ability to generate profits and cash flows;

▪	it does not include depreciation and amortization expenses. As the Company uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits; and
▪	it does not include provision for taxes. The payment of taxes is a necessary element of the Company’s operations.

Management believes that EBITDA provides both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income.

Non–GAAP Reconciliations
(Unaudited)
 (In millions)

A reconciliation for net income to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net income	$41	$34	$139	$112
Interest expense, net	16	17	48	51
Loss on early extinguishment of debt	-	-	-	1
Income tax expense	24	11	85	55
Depreciation and amortization	26	22	70	65
EBITDA	$107	$84	$342	$284

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth
Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, excluding the impact of foreign currency translation.

Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of foreign currency translation.

Constant Currencies	Excludes impact of foreign currency translation.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide
Refers to measures with Company-owned and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales
Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales from Company-owned restaurants.

Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.

Company restaurant expenses
Consists of all costs necessary to manage and operate Company-owned restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)
Comprises (a) selling expenses, which include advertising and bad debt expense, and (b) general and administrative expenses, which include costs of field management for Company-owned and franchise restaurants and corporate overhead, including corporate salaries and facilities.

Other operating (income) expense, net
Includes (income) and expenses that are not directly derived from the Company’s primary business and the impact of foreign currency transaction gains and losses.  Expenses also include write-offs associated with Company restaurant closures and other asset write-offs.

Burger King Holdings, Inc. and Subsidiaries
Supplemental Information
Three and Nine Months Ended March 31, 2008

SUPPLEMENTAL INFORMATION

The following additional information is related to Burger King Holdings, Inc.’s results for the three and nine months ended March 31, 2008.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.

Revenues

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended March 31,			Nine Months Ended March 31,
			% Increase			% Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Company restaurant revenues:	Dollars in millions (Unaudited)
U.S. & Canada	$283	$260	9%	$857	$801	7%
EMEA/APAC	136	129	5%	418	379	10%
Latin America	17	14	21%	50	45	11%
Total Company restaurant revenues	436	403	8%	1,325	1,225	8%
Franchise revenues:
U.S. & Canada	76	66	15%	234	206	14%
EMEA/APAC	42	33	27%	126	98	29%
Latin America	11	10	10%	34	30	13%
Total franchise revenues	129	109	18%	394	334	18%
Property revenues:
U.S. & Canada	21	20	5%	66	63	5%
EMEA/APAC	8	7	14%	24	22	9%
Latin America	-	-	0%	-	-	0%
Total property revenues	29	27	7%	90	85	6%
Total revenues:
U.S. & Canada	380	346	10%	1,157	1,070	8%
EMEA/APAC	186	169	10%	568	499	14%
Latin America	28	24	17%	84	75	12%
Total revenues	$594	$539	10%	$1,809	$1,644	10%

Total Revenues

Total revenues increased by 10% for both the three and nine months ended March 31, 2008, primarily as a result of positive worldwide comparable sales of 5.8% and 5.4%, respectively, the opening of 254 new restaurants (net of closures) during the twelve months ended March 31, 2008 and an increase in effective royalty rates, primarily in the U.S. and Canada. The positive comparable sales were fueled by our strategic initiatives related to operational excellence, marketing and advertising, our continued focus on our BK™ Value Menu, the promotion of premium products and continued development of our breakfast and late night dayparts. Promotional tie-ins with global marketing properties, such as The Simpsons™ Movie, and successful product promotions, such as the Whopper® Freakout media campaign and Whopper® Superiority promotion, drove traffic.

Total revenues for the three and nine months ended March 31, 2008 also reflect the favorable impact of foreign currency exchange rates, which contributed $24 million and $64 million, or 44% and 39%, respectively, of the total increase in revenues, primarily due to the movement of foreign currency exchange rates primarily in EMEA. The favorable impact on revenues from exchange rates was substantially offset by the unfavorable impact of exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in a net favorable impact on income from operations of $2 million and $5 million for the three and nine months ended March 31, 2008, respectively.

U.S. & Canada

Revenues in the U.S. and Canada increased for the three and nine months ended March 31, 2008, compared to the same periods in the prior year, driven by positive comparable sales of 5.4% for both periods, a net increase of 14 restaurants during the twelve months ended March 31, 2008, the acquisition of 20 franchise restaurants (net of Company-owned restaurants sold, referred to as “refranchisings”) during the twelve months ended March 31, 2008 and an increase in effective royalty rates. Positive comparable sales in the U.S. and Canada for both periods were driven primarily by successful premium product promotions such as the BBQ Bacon Tendercrisp®, Whopper® 50th anniversary promotion, featuring the Whopper® Freakout media campaign and Whopper® Superiority promotion, promotional tie-ins with global marketing properties, such as the The Simpsons™ Movie, family focused promotions, such as SpongeBob’s Atlantis Squarepantis™, Snoopy®, and Monster Jam™, as well as advertising focused on the BK™ Value Menu. The favorable impact on revenues from foreign currency exchange rates in Canada for the three and nine months ended March 31, 2008 contributed $5 million and $14 million, or 15% and 16%, respectively, of the increase in total revenues in the U.S. and Canada.

EMEA/APAC

Revenues increased in EMEA/APAC for the three and nine months ended March 31, 2008, compared to the same periods in the prior year.  These net increases reflect the favorable impact of foreign currency exchange rates of $19 million and $50 million and  positive comparable sales of 6.8% and 5.6%, respectively, for the three and nine months ended March 31, 2008, as well as the opening of 145 new restaurants (net of closures). Positive comparable sales in the EMEA/APAC segment for both periods were driven primarily by continued growth in EMEA due to successful premium product promotions, such as the Angry Whopper®, the King Ahorro value menu in Spain, Angus limited time offers, Whopper® sandwich limited time offers and BK® Singles in South Korea.  The increases in revenues during the three and nine months ended March 31, 2008, compared to the same periods in the prior year, were partially offset by the impact of a net reduction of 38 Company restaurants during the twelve months ended March 31, 2008, which included the 28 Company restaurants refranchised in the U.K. and Germany.

Latin America

Revenues in Latin America increased for the three and nine months ended March 31, 2008, compared to the same periods in the prior year, primarily due to 95 new restaurant openings (net of closures) during the twelve months ended March 31, 2008, representing an 11% increase in restaurant count. Positive comparable sales of 5.8% and 4.0% for the three and nine months ended March 31, 2008, respectively, also contributed to the increase in revenues in this segment. The improvement in comparable sales reflects continued strength in Central and South America, driven by sales of premium products, such as the Extreme Whopper® sandwich and BK™ Stacker, Whopper® sandwich limited time offers, successful promotional tie-ins with global marketing properties such as The Simpsons™ Movie, as well as value menu offerings, partially offset by softer performance in Puerto Rico, due to current economic conditions in that U.S. territory. The impact from foreign currency exchange rates in Latin America for the three and nine months ended March 31, 2008 was not significant.

Additional information regarding the key performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of March 31,
			Increase/
	2008	2007	(Decrease)
Number of Company restaurants:	(Unaudited)
U.S. & Canada	918	891	27
EMEA/APAC	294	332	(38)
Latin America	82	73	9
Total	1,294	1,296	(2)

Number of franchise restaurants:
U.S. & Canada	6,579	6,592	(13)
EMEA/APAC	2,695	2,512	183
Latin America	887	801	86
Total	10,161	9,905	256

Number of system restaurants:
U.S. & Canada	7,497	7,483	14
EMEA/APAC	2,989	2,844	145
Latin America	969	874	95
Total	11,455	11,201	254

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
(In constant currencies)
System Comparable Sales Growth:
U.S. & Canada	5.4%	2.6%	5.4%	3.2%
EMEA/APAC	6.8%	5.3%	5.6%	2.6%
Latin America	5.8%	2.7%	4.0%	4.3%
Total worldwide	5.8%	3.2%	5.4%	3.1%

Sales growth:
U.S. & Canada	6.4%	2.0%	5.9%	2.4%
EMEA/APAC	14.6%	9.2%	13.1%	6.5%
Latin America	14.1%	12.1%	12.4%	13.9%
Total worldwide	9.2%	4.4%	8.2%	4.2%

(In actual currencies)
Worldwide average restaurant sales (In thousands)	$ 313	$ 284	$ 963	$ 881

The following table represents sales at franchise restaurants.  Although the Company does not record franchise sales as revenue, royalty revenues are based on a percentage of franchise sales and are reported as franchise revenues by the Company.

	Three Months Ended March 31,			Nine Months Ended March 31,
	2008	2007	% Increase/ (Decrease)	2008	2007	% Increase/ (Decrease)
Franchise sales:	Dollars in millions (Unaudited)
U.S. & Canada	$1,952	$1,830	7%	$6,044	$5,691	6%
EMEA/APAC	932	728	28%	2,793	2,258	24%
Latin America	220	193	14%	666	592	13%
Total worldwide	$3,104	$2,751	13%	$9,503	$8,541	11%

Company Restaurant Margin

	Percent of Revenues (1)		Amount
Three Months Ended March 31,	2008	2007	2008	2007	% Increase/ (Decrease) (1)
Company restaurants:	Dollars in millions (Unaudited)
U.S. & Canada	13.1%	15.6%	$38	$41	(8)%
EMEA/APAC	12.0%	9.7%	16	12	29%
Latin America	23.6%	23.6%	4	4	21%
Total	13.2%	14.0%	$58	$57	2%

(1) Calculated using dollars expressed in hundreds of thousands.

	Percent of Revenues (1)		Amount
Nine Months Ended March 31,	2008	2007	2008	2007	% Increase/ (Decrease) (1)
Company restaurants:	Dollars in millions (Unaudited)
U.S. & Canada	14.5%	15.2%	$125	$122	2%
EMEA/APAC	14.2%	13.5%	59	51	16%
Latin America	24.2%	25.8%	12	12	4%
Total	14.8%	15.1%	$196	$185	6%

(1) Calculated using dollars expressed in hundreds of thousands.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Company restaurant expenses as a percentage of revenues: (1)	2008	2007	2008	2007
Food, paper and product costs	31.1%	29.7%	31.1%	29.9%
Payroll and employee benefits	30.5%	30.1%	29.9%	29.7%
Occupancy and other operating costs	25.2%	26.2%	24.2%	25.3%
Total Company restaurant expenses	86.8%	86.0%	85.2%	84.9%

(1) Calculated using dollars expressed in the hundreds of thousands.

Total Company Restaurant Margin

Total Company restaurant margin increased by $1 million and $11 million, or 2% and 6%, for the three and nine months ended March 31, 2008, respectively, compared to the same periods in fiscal 2007, as a result of positive worldwide Company comparable sales, partially offset by the loss of margin dollars from the refranchising of Company restaurants in Germany. As a percentage of revenues, however, Company restaurant margins decreased by 0.8 percentage points for the three months ended March 31, 2008, reflecting the acceleration of depreciation related to the remodeling and rebuilding of Company restaurants in the U.S and Canada and an increase in food and labor costs in the U.S. and Canada, partially offset by a decrease in occupancy and other costs in EMEA/APAC and positive Company comparable sales. As a percentage of revenues, Company restaurant margin decreased by 0.3 percentage points for the nine months ended March 31, 2008, reflecting a significant increase in food costs in the U.S. and Canada and an increase in labor costs in EMEA/APAC. These increases were partially offset by a decrease in occupancy and other costs in the U.S. and Canada, reflecting the benefits realized from the new flexible batch broilers (including lower depreciation expense), and in EMEA/APAC primarily from the closure of under-performing restaurants in the U.K.

U.S. & Canada

Company restaurant margin decreased by $3 million, or 2.5 percentage points expressed as a percentage of revenues in the U.S. and Canada, for the three months ended March 31, 2008, reflecting the acceleration of depreciation related to the remodeling and rebuilding of Company restaurants, significant pressures from the cost of commodities and an increase in labor costs. The negative impact from commodity and labor costs on margins expressed in dollars was partially offset by the benefits realized from Company comparable sales of 3.5% and a net increase of 27 Company restaurants (including 20 newly acquired restaurants, net of refranchisings) in the U.S. and Canada during the twelve months ended March 31, 2008. Company restaurant margin did not change significantly in the U.S. and Canada for the nine months ended March 31, 2008. As a percentage of revenues, Company restaurant margin decreased by 0.7 percentage points reflecting the acceleration of depreciation related to the remodeling and rebuilding of Company restaurants and increases in the cost of commodities, partially offset by a reduction in occupancy and other costs due to the benefits realized from the new flexible batch broilers, including lower depreciation expense.

EMEA/APAC

Company restaurant margin increased by $4 million and $8 million, or 29% and 16%, in EMEA/APAC for the three and nine months ended March 31, 2008, respectively, compared to the same periods in fiscal 2007, as a result of positive Company comparable sales and the favorable impact of foreign currency exchange rates, partially offset by the loss of margin dollars from the refranchising of Company restaurants in Germany. Company restaurant margin as a percentage of revenues increased in EMEA/APAC by 2.3 percentage points and 0.7 percentage points, for the three and nine months ended March 31, 2008, respectively,  due to benefits realized from the closure and refranchising of under-performing Company restaurants in the U.K. and positive Company comparable sales in the segment. This benefit was partially offset by the negative impact on food, paper and product costs from product mix and commodity pressures, as well as inflationary increases in salary and fringe benefits and temporary staffing in the Netherlands.

Latin America

Company restaurant margin, expressed in dollars and as a percentage of revenues, remained unchanged in Latin America for the three months ended March 31, 2008, reflecting a net increase of nine Company restaurants during the twelve months ended March 31, 2008, and Company comparable sales of 6.2%, offset by an increase in the cost of commodities. Company restaurant margin, expressed in dollars, remained unchanged in Latin America for the nine months ended March 31, 2008, reflecting the impact of a net increase of nine Company restaurants during the twelve months ended March 31, 2008 and Company comparable sales of 1.4%, offset by an increase in the cost of commodities and occupancy and other costs.  As a percentage of revenues, Company restaurant margin decreased by 1.6 percentage points for the nine months ended March 31, 2008, reflecting an increase in occupancy and other costs related to new Company restaurants.

Selling, General and Administrative Expenses

	Three Months Ended March 31,			Nine Months Ended March 31,
	2008	2007	% Increase/ (Decrease)	2008	2007	% Increase/ (Decrease)
	Dollars in millions (Unaudited)
Selling Expenses	$22	$19	16%	$67	$63	6%
General and Administrative Expenses	104	96	8%	303	283	7%
Total Selling, General and Administrative Expenses	$126	$115	10%	$370	$346	7%

Selling expenses increased by $3 million and $4 million for the three and nine months ended March 31, 2008, respectively, compared to the same periods in the prior year. The increase in selling expenses for the three months is primarily attributable to additional sales promotions and advertising expenses generated by higher Company restaurant revenues, as well as a reduction in the amount of bad debt recoveries as compared to the prior year. The increase in selling expenses for the nine months ended March 31, 2008 is primarily attributable to the foregoing factors; however, these increases were offset by a discretionary Company contribution to the U.K. marketing fund of $7 million made in the prior year. The overall net change in selling expenses reflects the unfavorable impact from the movement in foreign currency exchange rates of $1 million and $3 million for the three and nine months ended March 31, 2008, respectively.

General and administrative expenses increased by $8 million to $104 million for the three months ended March 31, 2008 compared to the same period in the prior year. This net increase was driven by an increase in corporate salary, fringe benefits and other employee-related costs of $3 million and an increase in stock based compensation expense of $1 million. The overall net increase of $8 million also reflects the unfavorable impact of $5 million from the movement in foreign currency exchange rates.

General and administrative expenses increased by $20 million to $303 million for the nine months ended March 31, 2008 compared to the same period in the prior year. This net increase was driven by an increase in corporate salary, fringe benefits and other employee-related costs of $11 million, and an increase in stock based compensation expense of $4 million. The overall net increase of $20 million also reflects the unfavorable impact of $11 million from the movement in foreign currency exchange rates.

Other Operating (Income) Expense, Net

Other operating (income) expense, net for the three months ended March 31, 2008 was $6 million of income, compared to $2 million of expense for the same period in the prior year. Other operating (income) expense, net for the three months ended March 31, 2008 includes a net gain of $11 million from the disposal of real estate and other assets, primarily from the refranchising of Company restaurants in Germany, partially offset by $3 million in losses from vacant property provisions recorded in the U.S. and U.K. and $1 million of franchise system distress costs in the U.K.

Other operating (income) expense, net for the three months ended March 31, 2007 includes expenses of $2 million associated with franchise system distress primarily in the U.K. and a loss of $1 million from restaurant closures primarily in the U.S. and the U.K., partially offset by a net gain of $1 million from forward currency contracts used to hedge intercompany loans denominated in foreign currencies.

Other operating (income) expense, net for the nine months ended March 31, 2008 was $7 million of income compared to $6 million of income from the same period in the prior year. Other operating (income) expense, net for the nine months ended March 31, 2008 includes net gains of $16 million from the disposal of real estate and other assets, primarily in Germany and the U.S. (which includes the refranchising of Company restaurants in Germany), and a gain of $2 million on forward currency contracts used to hedge intercompany loans denominated in foreign currencies. These gains were offset by $4 million in losses from vacant property provisions recorded in the U.S and U.K., $3 million of franchise system distress costs in the U.K., which includes a $1 million payment made to our sole distributor, $2 million of foreign currency transaction losses and $1 million in charges for litigation reserves.

Other operating (income) expense, net for the nine months ended March 31, 2007 includes a gain of $5 million from the sale of an investment in a joint venture in New Zealand, a gain of $5 million on forward currency contracts used to hedge intercompany loans denominated in foreign currencies and a $4 million net gain on the disposal of assets primarily in the U.S., offset by $3 million of restaurant closure expenses primarily in the U.K. and $4 million associated with franchise system distress primarily in the U.K.

Income from Operations (by Segment)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2008	2007	% Increase / (Decrease)	2008	2007	% Increase / (Decrease)
	Dollars in millions (Unaudited)
U.S. & Canada	$79	$78	1%	$264	$249	6%
EMEA/APAC	26	10	160%	73	43	70%
Latin America	9	8	13%	29	26	12%
Unallocated	(33)	(34)	(3)%	(94)	(99)	(5)%
Total	$81	$62	31%	$272	$219	24%

Interest Expense, Net

Interest expense, net decreased by $1 million and $3 million during the three and nine months ended March 31, 2008, respectively, compared to the same periods in the prior year, reflecting a reduction in the amount of borrowings outstanding due to early prepayments of our debt and a decrease in rates paid on borrowings during the periods.  The weighted average interest rates for the three months ended March 31, 2008 and 2007 were 6.33% and 6.88, which included the impact of interest rate swaps on 46% and 50% of our term debt, respectively. The weighted average interest rates for the nine months ended March 31, 2008 and 2007 were 6.62% and 6.93%, which included the impact of interest rate swaps on 48% and 58% of our term debt, respectively.

Income Taxes

Income tax expense was $24 million for the three months ended March 31, 2008 resulting in an effective tax rate of 36.9%.  During the three months ended March 31, 2008, we recorded a tax charge of $2 million primarily related to the resolution of a foreign audit and law changes.

Income tax expense was $11 million for the three months ended March 31, 2007, resulting in an effective tax rate of 24.4%.  During the three months ended March 31, 2007, we realized a tax benefit as a result of the realignment of our European and Asian businesses and resolution of certain tax audit matters.

Income tax expense was $85 million for the nine months ended March 31, 2008, resulting in an effective tax rate of 37.9%.  During the nine months ended March 31, 2008, we recorded a tax charge of $9 million primarily related to law changes in various jurisdictions and a tax benefit of $4 million due to the release in valuation allowance as it was determined that certain deferred tax assets would be realized.

Income tax expense was $55 million for the nine months ended March 31, 2007, resulting in an effective tax rate of 32.9%.  During the nine months ended March 31, 2007, we realized a tax benefit as a result of the realignment of our European and Asian businesses and resolution of certain tax audit matters.